NEWS RELEASE
W. R. Berkley Corporation 475 Steamboat Road Greenwich, Connecticut 06830 (203) 629-3000

FOR IMMEDIATE RELEASE	CONTACT:	Karen A. Horvath
Vice President - External
Financial Communications
(203) 629-3000

W. R. BERKLEY CORPORATION REPORTS FIRST QUARTER RESULTS
Net Income of $123 million; Investment Income Increased 14%

Greenwich, CT, April 24, 2017 -- W. R. Berkley Corporation (NYSE: WRB) today reported net income for the first quarter of 2017 of $123 million, or $0.96 per share.

Summary Financial Data
(Amounts in thousands, except per share data)

	First Quarter
	2017	2016

Gross premiums written	$1,936,207	$1,955,697
Net premiums written	1,646,838	1,663,722

Net income to common stockholders	123,447	119,511
Net income per diluted share	0.96	0.93

Return on equity (1)	9.8%	10.4%

(1)	Return on equity represents net income expressed on an annualized basis as a percentage of beginning of year stockholders’ equity.

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First quarter highlights included:

•	Pre-tax return on equity was 14.5%.

•	Book value per share grew 2.6% in the quarter.

•	Investment income increased 14%.

•	Net realized investment gains were $52 million pre-tax and $34 million after-tax.

•	The combined ratio was 95.7%, inclusive of 1.9 loss ratio points from the impact of the change in the Ogden discount rate in the UK as previously announced.

The Company commented:

The first quarter reflected the competitive climate in the (re)insurance industry. While market conditions remain challenging, particularly in the reinsurance segment, we were able to grow in select areas where margins remain attractive while gaining traction in some of our new ventures. Our underwriting results were favorable as catastrophe losses remained consistent with the comparable period in prior years and added less than one point to our loss ratio. Our long-term strategy around managing risk and volatility proved to be a benefit this quarter. As previously announced, we increased loss reserves by $30 million, pre-tax, to reflect the change in the Ogden discount rate in the UK, which principally impacted the reinsurance segment.

Favorable results in our alternative investment portfolio resulted in strong investment income for the quarter. In addition, with net realized investment gains of $52 million in the quarter, we believe that we are on track to exceed our annual expectation of $100 million of gains in 2017. We continue to make investments that we think will create further gains in the future.
Our book value per share grew at an annualized rate of slightly over 10% in the first quarter. We continue to plant the seeds of opportunity in both our insurance operations and our investment portfolio, always with a focus on long-term value creation. While financial statements may not always reflect the intrinsic value of a business at any point in time due to accounting rules, we remain focused on creating shareholder value over the long-term.
As we celebrate 50 years of delivering outstanding returns to our shareholders, we are confident that our unique structure and long-term focus on risk-adjusted return will enable us to continue to do so in 2017 and beyond.
Webcast Conference Call
The Company will hold its quarterly conference call with analysts and investors to discuss its earnings and other information on April 24, 2017, at 5:00 p.m. eastern time. The conference call will be webcast live on the Company's website at http://www.wrberkley.com/investor-relations/events-and-presentations.aspx. Please log on at least ten minutes early to register and download and install any necessary software. A replay of the webcast will be available on the Company's website approximately two hours after the end of the conference call.
About W. R. Berkley Corporation
Celebrating 50 years, W. R. Berkley Corporation is an insurance holding company that is among the largest commercial lines writers in the United States and operates worldwide in two segments of the property casualty business: Insurance and Reinsurance.

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Forward Looking Information

This is a “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including statements related to our outlook for the industry and for our performance for the year 2017 and beyond, are based upon the Company’s historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. They are subject to various risks and uncertainties, including but not limited to: the cyclical nature of the property casualty industry; the impact of significant competition, including new alternative entrants to the industry; the long-tail and potentially volatile nature of the insurance and reinsurance business; product demand and pricing; claims development and the process of estimating reserves; investment risks, including those of our portfolio of fixed maturity securities and investments in equity securities, including investments in financial institutions, municipal bonds, mortgage-backed securities, loans receivable, investment funds, including real estate, merger arbitrage, energy related and private equity investments; the effects of emerging claim and coverage issues; the uncertain nature of damage theories and loss amounts; natural and man-made catastrophic losses, including as a result of terrorist activities; general economic and market activities, including inflation, interest rates, and volatility in the credit and capital markets; the impact of the conditions in the financial markets and the global economy, and the potential effect of legislative, regulatory, accounting or other initiatives taken in response, on our results and financial condition; foreign currency and political risks (including those associated with the United Kingdom's expected withdrawal from the European Union, or "Brexit") relating to our international operations; our ability to attract and retain key personnel and qualified employees; continued availability of capital and financing; the success of our new ventures or acquisitions and the availability of other opportunities; the availability of reinsurance; our retention under the Terrorism Risk Insurance Program Reauthorization Act of 2015; the ability of our reinsurers to pay reinsurance recoverables owed to us; other legislative and regulatory developments, including those related to business practices in the insurance industry; credit risk related to our policyholders, independent agents and brokers; changes in the ratings assigned to us or our insurance company subsidiaries by rating agencies; the availability of dividends from our insurance company subsidiaries; potential difficulties with technology and/or data security; the effectiveness of our controls to ensure compliance with guidelines, policies and legal and regulatory standards; and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. These risks and uncertainties could cause our actual results for the year 2017 and beyond to differ materially from those expressed in any forward-looking statement we make. Any projections of growth in our revenues would not necessarily result in commensurate levels of earnings. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

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Consolidated Financial Summary
(Amounts in thousands, except per share data)

	First Quarter
	2017	2016
Revenues:
Net premiums written	$1,646,838	$1,663,722
Change in unearned premiums	(76,796)	(136,387)
Net premiums earned	1,570,042	1,527,335
Investment income	148,858	130,133
Insurance service fees	33,280	40,362
Net realized investment gains	52,348	25,457
Other than temporary impairments	—	(18,114)
Revenues from non-insurance businesses (1)	65,390	101,780
Other income	500	258
Total revenues	1,870,418	1,807,211
Expenses:
Losses and loss expenses	979,603	922,321
Other operating costs and expenses	603,700	582,459
Expenses from non-insurance businesses (1)	66,019	95,531
Interest expense	36,799	32,224
Total expenses	1,686,121	1,632,535
Income before income taxes	184,297	174,676
Income tax expense	(59,623)	(54,428)
Net income before noncontrolling interests	124,674	120,248
Noncontrolling interests	(1,227)	(737)
Net income to common stockholders	$123,447	$119,511

Net income per share:
Basic	$1.01	$0.97
Diluted	$0.96	$0.93

Average shares outstanding (2):
Basic	121,893	122,780
Diluted	128,453	128,529

(1) Revenues and expenses from non-insurance businesses declined because of the sale of a wholly-owned investment, Aero Precision Industries, and certain related aviation services businesses in August 2016.

(2) Basic shares outstanding consists of the weighted average number of common shares outstanding during the period (including shares held in a grantor trust established in March 2017). Diluted shares outstanding consists of the weighted average number of basic and common equivalent shares outstanding during the period.

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Business Segment Operating Results
(Amounts in thousands, except ratios) (1) (2)

	First Quarter
	2017	2016
Insurance:
Gross premiums written	$1,769,405	$1,752,033
Net premiums written	1,494,135	1,479,207
Premiums earned	1,413,170	1,366,605
Pre-tax income	199,994	199,651
Loss ratio	60.9%	60.5%
Expense ratio	32.9%	32.5%
GAAP combined ratio	93.8%	93.0%

Reinsurance:
Gross premiums written	$166,802	$203,664
Net premiums written	152,703	184,515
Premiums earned	156,872	160,730
Pre-tax income	4,594	28,061
Loss ratio	75.9%	59.2%
Expense ratio	37.0%	38.4%
GAAP combined ratio	112.9%	97.6%

Corporate and Eliminations:
Net realized investment gains	$52,348	$7,343
Interest expense	(36,799)	(32,224)
Other revenues and expenses	(35,840)	(28,155)
Pre-tax income (loss)	(20,291)	(53,036)

Consolidated:
Gross premiums written	$1,936,207	$1,955,697
Net premiums written	1,646,838	1,663,722
Premiums earned	1,570,042	1,527,335
Pre-tax income	184,297	174,676
Loss ratio	62.4%	60.4%
Expense ratio	33.3%	33.1%
GAAP combined ratio	95.7%	93.5%

(1) Loss ratio is losses and loss expenses incurred expressed as a percentage of premiums earned. Expense ratio is underwriting expenses expressed as a percentage of premiums earned. GAAP combined ratio is the sum of the loss ratio and the expense ratio.

(2) Commencing with the first quarter of 2017, the Company reclassified two businesses from the Insurance segment to the Reinsurance segment. Reclassifications have been made to the Company's 2016 financial information to conform with this presentation.

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Supplemental Information
(Amounts in thousands)

	First Quarter
	2017	2016
Net premiums written:
Other liability	$436,446	$444,465
Workers' compensation	426,557	399,907
Short-tail lines (1)	325,714	347,238
Commercial automobile	165,564	159,002
Professional liability	139,854	128,595
Total Insurance	1,494,135	1,479,207
Casualty reinsurance	93,541	104,060
Property reinsurance	59,162	80,455
Total Reinsurance	152,703	184,515
Total	$1,646,838	$1,663,722

Losses from catastrophes:
Insurance	$14,304	$15,097
Reinsurance	194	539
Total	$14,498	$15,636

Investment income:
Core portfolio (2)	$115,834	$110,307
Investment funds	26,649	16,636
Arbitrage trading account	6,360	3,190
Total	$148,843	$130,133

Other operating costs and expenses:
Policy acquisition and insurance operating expenses	$523,409	$505,255
Service expenses	29,933	33,798
Net foreign currency losses	5,508	3,728
Other costs and expenses	44,850	39,678
Total	$603,700	$582,459

Cash flow from operations	$75,472	$140,768

(1) Short-tail lines include commercial multi-peril (non-liability), inland marine, accident and health, fidelity and surety, boiler and machinery and other lines.
(2) Core portfolio includes fixed maturity securities, equity securities, cash and cash equivalents, real estate and loans receivable.

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Selected Balance Sheet Information
(Amounts in thousands, except per share data)

	March 31, 2017	December 31, 2016

Net invested assets (1)	$17,955,440	$17,857,006
Total assets	23,547,414	23,350,076
Reserves for losses and loss expenses	11,224,324	11,197,195
Senior notes and other debt	1,759,494	1,760,595
Subordinated debentures	727,777	727,630
Common stockholders’ equity (2)	5,179,607	5,047,208
Common stock outstanding (3)	121,218	121,194
Book value per share (4)	42.73	41.65
Tangible book value per share (4)	40.82	40.06

(1)
Net invested assets include investments, cash and cash equivalents, trading accounts receivable from brokers and clearing organizations, trading account securities sold but not yet purchased and unsettled purchases, net of related liabilities.

(2)
After-tax unrealized investment gains were $418 million and $427 million as of March 31, 2017 and December 31, 2016, respectively. Unrealized currency translation losses were $349 million and $372 million as of March 31, 2017 and December 31, 2016, respectively.

(3)	During the three months ended March 31, 2017, the Company did not repurchase any shares of its common stock. The number of shares outstanding excludes shares held in a grantor trust.

(4)
Book value per share is total common stockholders’ equity divided by the number of common shares outstanding. Tangible book value per share is total common stockholders’ equity excluding the after-tax value of goodwill and other intangible assets divided by the number of common shares outstanding.

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Investment Portfolio
March 31, 2017
(Amounts in thousands)

	Carrying Value	Percent of Total

Fixed maturity securities:
United States government and government agencies	$486,676	2.7%
State and municipal:
Special revenue	2,836,614	15.8%
State general obligation	554,643	3.1%
Local general obligation	393,876	2.2%
Corporate backed	379,315	2.1%
Pre-refunded	370,269	2.1%
Total state and municipal	4,534,717	25.3%
Mortgage-backed securities:
Agency	831,772	4.6%
Residential - Prime	221,507	1.2%
Commercial	142,804	0.8%
Residential - Alt A	30,867	0.2%
Total mortgage-backed securities	1,226,950	6.8%
Asset-backed securities	2,028,169	11.3%
Corporate:
Industrial	2,456,960	13.7%
Financial	1,484,257	8.3%
Utilities	247,330	1.4%
Other	56,249	0.3%
Total corporate	4,244,796	23.7%
Foreign government	901,671	5.0%
Total fixed maturity securities (1)	13,422,979	74.8%
Equity securities available for sale:
Common stocks	421,329	2.3%
Preferred stocks	190,049	1.1%
Total equity securities available for sale	611,378	3.4%
Cash and cash equivalents (2)	589,925	3.3%
Real Estate	1,237,738	6.9%
Investment funds (3)	1,236,492	6.9%
Arbitrage trading account	753,278	4.2%
Loans receivable	103,650	0.5%
Net invested assets	$17,955,440	100.0%

(1)	Total fixed maturity securities had an average rating of AA- and an average duration of 3.0 years, including cash and cash equivalents.

(2)	Cash and cash equivalents includes trading accounts receivable from brokers and clearing organizations, trading account securities sold but not yet purchased and unsettled purchases.

(3)	Investment funds are net of related liabilities of $2.1 million.

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Foreign Government Fixed Maturity Securities
March 31, 2017
(Amounts in thousands)

Carrying Value

Argentina	$263,374
Australia	217,042
Canada	163,023
United Kingdom	84,438
Brazil	50,378
Germany	46,187
Supranational (1)	37,081
Norway	19,735
Colombia	7,873
Uruguay	6,340
Singapore	6,200
Total	$901,671

(1)	Supranational represents investments in the North American Development Bank, European Investment Bank and International Bank for Reconstruction & Development.